Income Benefit Rider

This rider provides guaranteed Income Payments during the Income Period.

The Company has issued this rider as a part of the Entire Contract. Defined terms and contractual provisions are set forth in the contract or added in this rider. This rider is effective on the Issue Date, as shown on your Income Benefit Rider Contract Schedule.

On or after the Income Benefit Date, we will not accept Additional Purchase Payments. On and after the Income Benefit Date, the Free Withdrawal Privilege is no longer available.

Definitions

The following terms are added to “Definitions” in the Base Contract.

Adjusted Purchase Payments
Total of all Purchase Payments received reduced proportionately by the percentage of all Contract Value withdrawn as a Partial Withdrawal, including any applicable Partial MVA.

Base Contract
The contract to which this rider is attached.

Covered Person(s)
An individual upon whose age and lifetime we base Income Payments.

Eligible Person(s)
An individual who you can designate to be a Covered Person.

Excess Withdrawal
Any portion of a Partial Withdrawal taken during an Income Benefit Year that causes the total amount of Partial Withdrawals in that year to exceed the Annual Maximum will be an Excess Withdrawal. We treat any portion of a Partial Withdrawal you take while you are receiving Income Payments that is not an Excess Withdrawal as an Income Payment. An Excess Withdrawal reduces the values calculated under this contract as a withdrawal. An Excess Withdrawal does not include Contract Charges, Advisory Fees, Income Payments up to the Annual Maximum, or Required Minimum Distributions. If at any point during an Income Benefit Year the total Partial Withdrawals from that year meet or exceed the Annual Maximum, we will not make any remaining scheduled Income Payments for that Income Benefit Year.

You cannot take a partial Excess Withdrawal if the Contract Value, at the end of the Business Day before your withdrawal request, is less than the Minimum Required Value shown on the Contract Schedule. You also cannot take a partial Excess Withdrawal if the Contract Value plus Partial MVA, at the end of the Business Day after we process your withdrawal request, would be less than the Minimum Required Value shown on the Contract Schedule. In this case, we send you the total Cash Value and Income Payments stop. This rider and the Base Contract terminate on the Business Day you took the withdrawal.

Income Benefit Date
The date you begin Income Payments. After the Income Benefit Date, a contract will continue to be in the Accumulation Phase until the last Business Day before the Annuity Date. The Income Benefit Date must occur on an Index Anniversary.

Income Benefit Year
A period of 12 months. The first Income Benefit Year begins on the Income Benefit Date. Subsequent Income Benefit Years begin on the Income Benefit Anniversaries.

Income Benefit Anniversary
A twelve-month anniversary of the Income Benefit Date or any subsequent twelve-month Income Benefit Anniversary.
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Income Payment
The payment we make to you under this rider. An Income Payment is treated as a Partial Withdrawal but is not subject to a Partial MVA.

Income Period
The period of time beginning on the Income Benefit Date and ending upon the earlier of the last Business Day before the Annuity Date or the date this rider terminates.

Income Payments

How Income Payments begin
You may begin Income Payments on any Index Anniversary after the Income Payment Waiting Period by providing us with an Authorized Request. If there is no Income Payment Waiting Period, you may begin Income Payments on the Index Effective Date or on any Index Anniversary by providing us with an Authorized Request. The Income Payment Waiting Period is shown on the Income Benefit Rider Contract Schedule. The Age of the Covered Person(s) on the Income Benefit Date must be greater than or equal to the Minimum Exercise Age and less than or equal to the Maximum Exercise Age. The Minimum and Maximum Exercise Age are shown on the Income Benefit Rider Contract Schedule.
We will make Income Payments according to the Income Payment Option and payment frequency you select. You must select an Income Payment Option when you provide us an Authorized Request that you wish to begin Income Payments. After the Income Benefit Date, you cannot change the Income Payment Option.
You may select a monthly, quarterly, semi-annual, or annual payment frequency. If the specified payment frequency results in Income Payments that are less than the Minimum Income Payment, we will make Income Payments annually at the beginning of each Income Benefit Year. You may change the payment frequency by providing us an Authorized Request provided that the Contract Value is greater than zero, and the change will be effective on the next Income Benefit Anniversary.
You may take Income Payments in any amount greater than or equal to the Minimum Income Payment up to the Annual Maximum each Income Benefit Year before the Annuity Date. After the initial Income Payment is taken, if you do not want to take Income Payments in a subsequent Income Benefit Year, you may request an Income Payment of zero. You may change the amount of your Income Payments by providing us an Authorized Request, and the change will be effective on the next Income Benefit Anniversary. The Minimum Income Payment is shown on the Income Benefit Rider Contract Schedule.
We will pay Income Payments until the earlier of the last Business Day before the Annuity Date or the date this rider terminates. If the Contract Value is greater than zero but less than the Income Payment, we will add the difference to the Contract Value so that the Contact Value is equal to the Income Payment. Once the Contract Value is equal to zero, we will pay the Annual Maximum each Income Benefit Year according to the payment frequency you previously selected and Income Payments will be treated as Annuity Payments only for tax purposes. Income Payments will not be treated as Annuity Payments for any other purpose.
How we calculate the Annual Maximum for Level Income
On the Income Benefit Date, the Annual Maximum is equal to the greater of the Lifetime Income Percentage for the Level Income Payment Option multiplied by the Contract Value, or the Level Income Guarantee Payment Percentage multiplied by the Adjusted Purchase Payments if all of the following are met:
•	Level Income is selected as the Income Payment Option;
•	On the Issue Date, the Covered Person(s) did not exceed the Maximum Issue Age for Level Income Guarantee; and
•
On the Income Benefit Date, the Covered Person(s) do not exceed the Maximum Exercise Age for Level Income Guarantee. The Maximum Issue Age for Level Income Guarantee and the Maximum Exercise Age for Level Income Guarantee are shown on the Income Benefit Rider Contract Schedule. If the above criteria are not met, on the Income Benefit Date, the Annual Maximum is equal to the Lifetime Income Percentage for the Level Income Payment Option multiplied by the Contract Value.

On each Income Benefit Anniversary thereafter, we calculate the Annual Maximum based on the Level Income Payment Option and the Contract Value. The Annual Maximum will never decrease unless you take an Excess Withdrawal.
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How we calculate the Annual Maximum for Increasing Income
On the Income Benefit Date, the Annual Maximum is equal to the Lifetime Income Percentage for the Increasing Income Payment Option multiplied by the Contract Value. On each Income Benefit Anniversary thereafter, we calculate the Annual Maximum based on the Increasing Income Payment Option described below. The Annual Maximum will never decrease unless you take an Excess Withdrawal.

How Excess Withdrawals decrease the Annual Maximum
If you take an Excess Withdrawal on or after the Income Benefit Date, the Annual Maximum will decrease on the next Income Benefit Anniversary after the Excess Withdrawal is taken by the same percentage that the Contract Value plus any Partial MVA,decreased as a result of the withdrawal. The Annual Maximum will decrease the Index Option Values by the same percentage that the total Annual Maximum decreases.
Income Payment Options: Level Income
On any Income Benefit Anniversary, if the Contract Value increased since the last Income Benefit Anniversary (or the Income Benefit Date if this is the first Income Benefit Anniversary) and you took the full Annual Maximum in the previous Income Benefit Year, the Annual Maximum will increase by the same proportion that the Contract Value increased. Otherwise, the Annual Maximum will not increase. The Contract Value used to calculate your Annual Maximum is determined at the end of the Business Day after we deduct any Contract Charges and Advisory Fees and apply any credits, but before we make any Income Payments or deduct Excess Withdrawals.
If a surviving Spouse continues the contract during the previous Income Benefit Year, we increase the Contract Value to equal the Death Benefit available. On the next Income Benefit Anniversary, we will deduct the amount of the increase from the Contract Value when calculating the Annual Maximum.
Increasing Income
On each Income Benefit Anniversary for Index Options where a Performance Lock was not exercised during the previous Income Benefit Year, before we deduct any Contract Charges and Advisory Fees, apply credits or Daily Adjustments, process any reallocations or transfers, make any Income Payments, or deduct Excess Withdrawals, we link the Annual Maximum to the Index Option Base in each Index Option as a proportion of the sum of Index Option Bases in all Index Options, at the end of the Business Day. For Index Options where a Performance Lock was exercised during the previous Income Benefit Year, before we deduct any Contract Charges and Advisory Fees, apply credits or Daily Adjustments, process any reallocations or transfers, make any Income Payments, or deduct Excess Withdrawals, we link the Annual Maximum to the Index Option Base in the Index Option as a proportion of the sum of Index Option Bases in all Index Options at the end of the Business Day the Index Option is reallocated or transferred after each Performance Lock. Once the Contract Value is equal to zero, we will continue to link the Annual Maximum to the same proportion of Contract Value in each Index Option as your allocation proportion from the end of the last Business Day that your Contract Value is positive, or you may select new proportions for the Annual Maximum by providing us an Authorized Request. If the Income Benefit Anniversary does not occur on a Business Day, we use the Index Option Base from the next Business Day.

On each Income Benefit Anniversary, the Annual Maximum may increase. Any portion of the Annual Maximum linked to an Index Option with a credit that is applied for the previous Income Benefit Year will increase proportionately by that credit. Any portion of the Annual Maximum linked throughout the Index Year to an Index Option where a Performance Lock was exercised during the previous Income Benefit Year, will increase by the same percentage that the Index Option Value increased in that Index Option.
Any portion of the Annual Maximum linked to unlocked Index Options with a Term End Date after the Income Benefit Anniversary will not receive an increase to the Annual Maximum. If there were multiple Performance Locks exercised for the same Index Option, there may be multiple increases to the Annual Maximum on the Income Benefit Anniversary. If the Contract Value is equal to zero and a Performance Lock(s) was exercised in the prior Index Year, the Annual Maximum will increase by the locked Daily Adjustment(s). Otherwise, the Annual Maximum will not increase.

This rider offers single Income Payments and joint Income Payments. If your contract has only one Eligible Person, you must select single Income Payments. If your contract has two Eligible Persons, you may select either the single Income Payments or the joint Income Payments.
If you select single Income Payments, on the Income Benefit Date you designate one Eligible Person to be the Covered Person subject to the restrictions in the Eligible Person(s) and Covered Persons(s) provision. We may pay Income Payments as long as the Covered Person is living and this rider has not terminated. We will suspend Income Payments when we receive notice of death of the Covered Person and this rider will terminate as described below in the Termination of this Rider section.
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Income Payment Options (continued from previous page)
If you select joint Income Payments, on the Income Benefit Date you designate both Eligible Persons to be the Covered Persons. We will pay Income Payments as long as either Covered Person is living and this rider has not terminated. We may suspend Income Payments when we receive notice of the first death of a Covered Person and this rider will terminate as described below in the Termination of this Rider section. If a Spouse, who is a Beneficiary and a Covered Person chooses to continue the Base Contract we will resume Income Payments and add any Income Payments between the time that the Income Payments were suspended and when they resume to future Income Payments. If the Owner is a non-individual and the contract is qualified under the federal tax code, the Base Contract may be continued if the Spouse is the sole primary Beneficiary named under the beneficiary designation held by the qualified retirement plan.

Age of a Covered Person
The Age of a Covered Person(s) on the Income Benefit Date must be greater than or equal to the Minimum Exercise Age and less than or equal to the Maximum Exercise Age shown on the Income Benefit Rider Contract Schedule. We may require proof of the Age of a Covered Person(s).
After Income Payments begin, we may periodically require proof that any Covered Person(s) is still living.
Eligible Person(s) and Covered Person(s)
Eligible Persons are determined on the Issue Date based on the contract’s ownership and tax qualification status, and are shown on the Income Benefit Rider Contract Schedule. If an Eligible Person or a Covered Person is no longer an Owner, Joint Owner, Annuitant, or Beneficiary as required below, or upon the death of an Eligible Person or a Covered Person, we will remove that person from this rider. If an Eligible Person is removed from this rider, you cannot designate that person to be a Covered Person. If a Covered Person is removed from this rider, that person is no longer a Covered Person.
If you add or change an Owner or Beneficiary that person will become an Eligible Person if they are the current Spouse of an existing Eligible Person and meet the requirements below. We will calculate the Lifetime Income Percentage based on the Age of the new Eligible Person on the Index Effective Date and Index Anniversaries, if applicable, in accordance with the How we Calculate the Lifetime Income Percentage provision. At any given time there cannot be more than two Eligible Persons. After the Income Benefit Date, you cannot add or replace a Covered Person even if you add or change an Owner(s), Annuitant(s), or Beneficiary(ies).
If you are the sole individual Owner of the contract:
•	You are an Eligible Person.
•	If the Owner and sole primary Beneficiary are Spouses, the sole primary Beneficiary is also an Eligible Person.
•	If you select single Income Payments, you must designate the Owner to be the Covered Person.
•	If you select joint Income Payments, you must designate the Owner to be a Covered Person.

If the contract is jointly owned:
•	Both Joint Owners are Eligible Persons.
•	The Joint Owners must be Spouses.
•	If you select single Income payments, you may designate either Joint Owner to be the Covered Person.
•	If you select joint Income Payments, you must designate both Joint Owners to be the Covered Persons.
If the Owner is a non-individual:
•	The Annuitant is an Eligible Person.
•
If the contract is qualified under the federal tax code and the Annuitant and sole contingent Beneficiary are Spouses, the sole contingent Beneficiary is also an Eligible Person. This requirement is solely for purposes of determining Eligible Persons and does not restrict available beneficiary(ies) under the qualified retirement plan.

•	If you select single Income Payments, you must designate the Annuitant to be the Covered Person.
•	If the contract is not qualified under the federal tax code, you may not select joint Income Payments.
•	If you select joint Income Payments, you must designate the Annuitant and the sole contingent Beneficiary Spouse to be the Covered Persons.
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We calculate the Lifetime Income Percentage for single and joint Income Payments, if available, on the Index Effective Date based on the Age of the Eligible Person(s) on the Index Effective Date and based on the Age of the Eligible Person(s) on subsequent Index Anniversaries if Additional Purchase Payments are received after the Index Effective Date. On the Income Benefit Date, your actual Lifetime Income Percentage is determined by the Income Payment Option you select and whether you select single or joint Income Payments.
On each Index Anniversary on and before the Income Benefit Date, we add an Income Percentage Increase to each Lifetime Income
Percentage once the Eligible Person’s Age, or younger Eligible Person’s Age for joint Income Payments, is equal to or greater than the Annual Increase Age found on the Income Benefit Rider Contract Schedule.
How we calculate the Lifetime Income Percentage
Additional Purchase Payments received after the Index Effective Date will adjust each Lifetime Income Percentage on the next Index Anniversary. The portion of the Lifetime Income Percentage attributable to the Additional Purchase Payments is equal to the Income Percentage for the Eligible Person's attained Age on the next Index Anniversary. This is added on that next Index Anniversary to the current Lifetime Income Percentage based on the proportion of the Variable Account Value in the Interim Fund(s) to the total Contract Value.
After the Income Benefit Date, the Lifetime Income Percentage will not change.
How we calculate the Level Income Guarantee Payment Percentage
On the Income Benefit Date, your Level Income Guarantee Payment Percentage is based on the Age of the Covered Person(s). After the Income Benefit Date, the Level Income Guarantee Payment Percentage will not change.

Contract Value

The following is added to “Contract Value” in the Base Contract.
On the Income Benefit Date, Part A Index Option Riders terminate. Any Index Option Values in those Index Options will be reallocated to Part B Index Option Riders according to the Authorized Request you provide when you elect to begin Income Payments. Part A Index Option Riders and Part B Index Option Riders are identified on the applicable Index Option Contract Schedule(s).

Performance Lock

The following is added to “Performance Lock” section in the Performance Lock Rider.
If the Contract Value is equal to zero, you can request a Performance Lock of the Daily Adjustment for any unlocked Index Options, or to reallocate a locked Index Option, by providing an Authorized Request.

Once a Daily Adjustment has been locked, the Daily Adjustment will not change until the earlier of the day that we process your request to reallocate the locked Index Option Value or the Index Anniversary that occurs on or immediately after the Lock Date.
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Contract Charges

The following is added to the “Product Fee” provision under the “Contract Charges” section of the Base Contract.
The Rider Fee for this rider is shown on the Income Benefit Rider Contract Schedule. The Rider Fee is assessed and deducted in the same manner as the Product Fee described in the Base Contract.
If this rider terminates before the Income Benefit Date due to the death of an Eligible Person or Owner or the Annuitant if the Owner is a non-individual, we refund any Rider Fees accrued and deducted after the date of death. If this rider terminates after the Income Benefit Date due to the death of a Covered Person or Owner (or Annuitant if the Owner is a non-individual), we deduct the final Rider Fee before calculating the Death Benefit. The deduction of the Rider Fee does not reduce the Annual Contribution Amounts, and is not subject to a Partial MVA.
On the date the rider terminates, we deduct any Rider Fee that was accrued but not yet deducted as the final Rider Fee. The Rider Fee will terminate on the earliest of:
•	the date the Contract Value is equal to zero;
•	the date of Termination of this rider; or
•	the Business Day before the Annuity Date.

The following replaces the last sentence of the “Advisory Fee” provision in the Base Contract.

The deduction of an Advisory Fee does not reduce the Annual Contribution Amount, is not subject to a Partial MVA, and does not reduce the Annual Maximum.

Withdrawals

The following replaces "Required Minimum Distributions" in the Base Contract.

Required Minimum Distributions
If this contract is an Individual Retirement Annuity (IRA) or owned by a qualified retirement plan, you may be required by the Internal Revenue Code to take Required Minimum Distributions. To satisfy such requirement for this contract only, you may take a withdrawal as a Required Minimum Distribution by providing us an Authorized Request. Such withdrawal may not be greater than the Required Minimum Distribution of the current calendar year less any amount previously withdrawn as a Required Minimum Distribution or Partial Withdrawal. It will not be treated as an Excess Withdrawal and a Partial MVA will not apply at the time you take a Required Minimum Distribution, but it will reduce your Free Withdrawal Amount and any other contract values accordingly. A Required Minimum Distribution does not reduce the Purchase Payments in the Annual Contribution Amounts. If you take a withdrawal and do not indicate that it is a Required Minimum Distribution through an Authorized Request, it will be treated as a Partial Withdrawal.
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Annuity Payments

The following is added to “Annuity Payments” in the Base Contract.

If You Elected Income Payments
You are required to begin Annuity Payments on the Maximum Annuity Date unless the Contract Value has been reduced to zero. If you are taking Income Payments on the Annuity Date and the Contract Value is greater than zero, Income Payments will terminate.

If you begin Annuity Payments and select either Option B, if you elected single Income Payments, or Option F, if you elected joint Income Payments, we will convert your Income Payments to Annuity Payments, and we will establish a Remaining Value that is equal to the Contract Value on the Annuity Date. Annuity Payments will decrease the Remaining Value by the amount of each Annuity Payment. The Annuity Phase terminates on the death of the last surviving Annuitant and payment of any Remaining Value. If you select any other Annuity Option, we will not convert your Income Payments to Annuity Payments.

If we convert your Income Payments to Annuity Payments on any day other than the Maximum Annuity Date, you will no longer receive any increases to the Annual Maximum and other benefit riders may terminate.

If you do not select an Annuity Option or payment frequency before the Maximum Annuity Date, we will convert your Income Payments to Annuity Payments at the same frequency you were previously receiving Income Payments according to either Option B, if you previously elected single Income Payments, or Option F, if you previously elected joint Income Payments.

Single-life Annuity Payments under Option B based on the Annual Maximum
If you take Annuity Payments based on the Annual Maximum and you elected single Income Payments, the Covered Person becomes the Annuitant, and we will pay Annuity Payments as long as the Annuitant is living. Total Annuity Payments for each Index Year will be equal to the greater of the annual Annuity Payments under Option B based on the greater of Cash Value or Contract Value, or the current Annual Maximum.

When the Annuitant dies, Annuity Payments will terminate, and we will pay any Remaining Value to the Beneficiary(ies). The last Annuity Payment will be the one that is due before the Annuitant’s death.

Joint-life Annuity Payments under Option F based on the Annual Maximum
If you take Annuity Payments based on the Annual Maximum and you elected joint Income Payments, both Covered Persons become Joint Annuitants, and we will pay Annuity Payments as long as either Joint Annuitant is living. Total Annuity Payments for each Index Year will be equal to the greater of the annual Annuity Payments under Option F based on the greater of Cash Value or Contract Value, or the current Annual Maximum.

When both Joint Annuitants have died, Annuity Payments will terminate and we will pay any Remaining Value to the Beneficiary(ies). The last Annuity Payment will be the one that is due before the last surviving Joint Annuitant’s death.

If you selected Increasing Income and we convert your Income Payments to Annuity Payments on the Maximum Annuity Date, you may continue to link the Annuity Payments to the Annual Maximum to the same proportion of Contract Value in each Index Option as your allocation proportion from the end of the last Business Day prior to the Maximum Annuity Date, or you may select new proportions for the Annuity Payments by providing us an Authorized Request before the next Index Anniversary. If the current Annual Maximum has increased as a result of a credit or the locked Daily Adjustment if a Performance Lock was exercised, as described under the Increasing Income section, the Annuity Payments will increase by that same credit or the locked Daily Adjustment.

Ownership

The following is added to “Assignment of this contract” in the Base Contract.

Assignment of this contract
An assignment does not change any existing Eligible Person or Covered Person, subject to the limitations as described in the Eligible Person(s) and Covered Persons(s) provision.
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General Provisions

The following is added to “General Provisions” in the Base Contract.

Misstatement of Age of a Covered Person
If there is a misstatement of the Age of a Covered Person, we will adjust the Annual Maximum based on the correct Lifetime Income Percentage or Level Income Guarantee Payment Percentage, as applicable. If the misstatement caused an underpayment, we will pay you the difference in one payment. If the misstatement caused an overpayment, we will reduce your next Income Payment by the amount of the difference. If the amount of the difference is larger than your next Income Payment, we will reduce the subsequent Income Payment, and so on until the entire difference has been subtracted. Any underpayment or overpayment will not include interest.

The following is added to “Divorce” in the Base Contract.

Divorce
If at any time Eligible Persons or joint Covered Persons are no longer Spouses you must send us notice of the divorce as an Authorized Request. If we receive such notice, we will remove one former Spouse from the contract as an Eligible Person or Covered Person. If we receive such notice on or before the Income Benefit Date, joint Income Payments will not be available to you, unless you add an additional Eligible Person.
Contracts Owned by Individuals
If you had been taking joint Income Payments before the Covered Persons divorce, we will continue to pay joint Income Payments to the remaining Owner as long as the remaining Owner is living.

Contracts Owned by Non-Individuals
If you had been taking joint Income Payments before the Covered Persons divorce, we will continue to pay joint Income Payments to the Owner as long as the Annuitant is living.

Termination of this Rider

This rider terminates on the earliest of:
•	the Income Benefit Date or Income Benefit Anniversary your Annual Maximum is less than the Minimum Income Payment;
•	the date all Eligible Persons have been removed from this rider;
•	the date of death of the last surviving Eligible Person;
•	the date all Covered Persons have been removed from this rider;
•	the date of death of the last surviving Covered Person;
•
at the end of the Business Day, after the death of an Owner (or Annuitant if the Owner is a non-individual), we first receive a Valid Claim from any one Beneficiary to elect a Death Benefit payment option, unless the Spouse, who is a Beneficiary and an Eligible Person or Covered Person (if Income Payments have begun) chooses to continue the Base Contract;

•	the date all Eligible Persons have exceeded the Maximum Exercise Age; or
•	the date the Base Contract terminates.

If there are any conflicts in the “Termination of this Rider” section of Part B Index Option Riders, the following replaces the “Termination of this Rider” section.

This rider terminates on the date the Base Contract terminates.
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Reinstatement of this Rider

Once this rider terminates, it may not be reinstated.

In all other respects the provisions, conditions, exceptions and limitations contained in the contract remain unchanged and apply to this rider.

Signed for the Company at its home office.

Allianz Life Insurance Company of North America

                                                        [/s/ Gretchen Cepek]                                                       [/s/ Jasmine M. Jirele]
Secretary                                                                      President and CEO

To obtain information, make an inquiry, or for assistance with a complaint, please call our toll-free number at [800.624.0197].
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